Exhibit 99.1

                [LETTERHEAD OF CBL & ASSOCIATS PROPERTIES, INC.]

Investor Contact: Katie Reinsmidt          Media Contact: Deborah Gibb
                  Director of Investor                    Director of Corporate
                    Relations                               Relations
                  (423) 490-8301                          (423) 490-8315



               THE JACOBS GROUP AND CBL ANNOUNCE JOINT VENTURE OF
                       TRIANGLE TOWN CENTER IN RALEIGH, NC

CLEVELAND, Ohio and CHATTANOOGA, Tenn. (October 25, 2005) - The Richard E. Jacobs Group, Inc. and CBL & Associates Properties, Inc. (NYSE: CBL) today announced that they have entered into a definitive agreement to form a 50/50 joint venture to own Triangle Town Center and its associated and lifestyle centers, Triangle Town Place and Triangle Town Commons, in Raleigh, NC ("Triangle Joint Venture"). CBL will assume management, leasing and any future development responsibilities of the property.

     The Triangle Joint Venture is valued at $283.5 million based on in-place Net Operating Income (NOI) of $15.3 million. Concurrent with its formation, Triangle Joint Venture will enter into a new ten-year, fixed rate non-recourse loan in the range of $195 million to $203 million, secured by the collective centers. The proceeds from the loan will be used to retire an existing construction loan totaling approximately $121.0 million with the balance paid to The Jacobs Group. CBL will make no initial capital contribution to the joint venture. The joint venture equity will be equalized between CBL and The Jacobs Group through future property cash flow distributions.

     "Our long standing relationship with The Jacobs Group has been extremely rewarding to CBL and its shareholders and we are pleased to join together once again," said Charles B. Lebovitz, chairman and chief executive officer of CBL & Associates Properties, Inc. "Triangle Town Center is a young, fresh project located in one of the fastest growing markets in the nation. The property has only just begun to show its potential and we are excited to take advantage of the variety of opportunities it presents for creating long-term value with leasing, specialty leasing, outparcel and future developments. We believe we can enhance this already strong center, heightening the shopping, dining, and entertainment experience for area consumers."

     "Triangle Town Center is well-positioned to become one of the dominant retail centers in the Southeast," said Richard E. Jacobs, chairman and chief executive officer of The Jacobs Group. "We are very proud of the success we've built in Raleigh and pleased to again welcome CBL as our partner."

     Triangle Town Center, a 1.3-million-square-foot super-regional mall, opened in August 2002 in one of the fastest growing cities in the United States, Raleigh, NC. In addition to being the capital of North Carolina, Raleigh is the state's second largest city with a population of over 1.3 million in the Metropolitan Statistical Area (MSA). The mall is located at the intersection of Capital Boulevard and the newly constructed I-540 northern beltway.

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
The Jacobs Group and CBL Announce Joint Venture
Page 2
October 25, 2005


     Triangle Town Center is an architecturally impressive shopping destination with over 360,000 square feet of mall shops and restaurants including Adrienne Vittadini, bebe, Chico's, Coldwater Creek, California Pizza Kitchen, Guess, William Sonoma, and United Colors of Benetton. The mall is currently 87.0% occupied and is anchored by Belk, Dillard's, Hecht's, Sears, and Sak's Fifth Avenue, which joined the mall in September 2004. Triangle Town Center currently produces same stores sales of $329 per square foot.

     Located directly across Sumner Boulevard on the south side of the mall is Triangle Town Place, a 150,000-square-foot associated center featuring a Bed, Bath & Beyond, Dick's Sporting Goods, DSW Shoes, Party City, and Ulta Cosmetics. Triangle Town Place is in the final stages of development and is currently 100% leased and committed.

     Triangle Town Center also features a 103,000-square-foot lifestyle component, Triangle Town Commons, which opened in late 2004. The lifestyle element offers consumers an array of attractive stores such as North Carolina's only Orvis, as well as Identity W, Pier One Kids, Atlanta-based Swoozie's, and Men's Wearhouse, as well as a wide variety of restaurant options including The Bamboo Club Asian Bistro, Champps Americana, The Twisted Fork Restaurant, and Ted's Montana Grill. The shops and restaurants are all housed in an inviting open-air, pedestrian-friendly environment. Shoppers enjoy a unique ambiance within the lifestyle center, created through extensive landscape design features such as decorative river rock, textured pavers, convenient walking bridges, and a river flowing throughout the common area, all culminating at a multi-tiered water fountain. The lifestyle expansion is currently 71.0% leased and committed.

ABOUT CBL & ASSOCIATES PROPERTIES, INC.
     CBL & Associates Properties, Inc. is the fourth largest mall REIT in North America and the largest owner of malls and shopping centers in the Southeast, ranked by GLA. CBL owns, holds interests in or manages 124 properties, including 73 regional malls/open-air centers. The properties are located in 24 states and total 68.0 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has six projects under construction totaling approximately 1.1 million square feet. The projects include one open-air shopping center located in Lee County, FL, two community centers and three expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at cblproperties.com.

ABOUT THE RICHARD E. JACOBS GROUP, INC.
     The Richard E. Jacobs Group has long been one of America's premier owners and developers of commercial real estate. Founded in 1955 and headquartered in Cleveland, OH, the privately held company was one of the nation's pioneer developers of regional malls. Headed by its co-founder and Chairman, Richard E. Jacobs, the firm developed and owned over 40 major mall properties from coast to coast.

     Today, The Jacobs Group continues as a major developer of retail centers, office and hotel properties and mixed-use developments. Among its other premier properties are Chagrin Highlands, a 630-acre corporate community in Cleveland, OH; Cypress Creek Town Center, a 1.4 million-square-foot lifestyle center under development in Pasco County, FL; and Gulf Coast Town Center, a 1.7
million-square-foot regional center under construction in Lee County, FL - a 50/50 joint venture with CBL.

     Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.


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